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                                EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                      OF
                            PYRAMID OIL COMPANY

     John H. Alexander and Lee G. Christianson hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Pyramid Oil Company, a California corporation (the Corporation).

     2. The Restated Articles of Incorporation of the Corporation, as amended to date, are hereby amended and restated to read in their entirety as follows:

     FIRST:  The name of the Corporation is, and shall be, Pyramid Oil
Company.

     SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD:  The Corporation shall have perpetual existence.

     FOURTH: The authorized number of directors of the Corporation shall be not less than four (4) nor more than seven (7), and the exact number of directors within those limits shall be determined from time to time by a resolution which is duly adopted by the Board of Directors of the Corporation in the manner provided in the Bylaws.

     FIFTH: The Corporation is authorized to issue two classes of stock, with no par value, designated Common Stock and Preferred Stock. The total number of shares that the Corporation is authorized to issue is 60,000,000. The number of shares of Common Stock that the Corporation is authorized to issue is 50,000,000, and the number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized. The Board of Directors of the Corporation is authorized to: (i) determine the number of series into which shares of Preferred Stock may be divided; (ii) determine or alter the designations, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any unissued Preferred Stock or any wholly unissued series of Preferred Stock or any holders thereof; and (iii) fix the number of shares of each such series and increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.


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     SIXTH:  The Corporation elects to be governed by all of the provisions of
Division 1 of Title 1 of the California Corporations Code (as amended by act of the California Legislature, 1975-976 Regular Session, effective January 1, 1977, as defined in Section 2300 of the California General Corporation Law) not otherwise applicable to this corporation under Chapter 23 of said
Division 1.

     SEVENTH: The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

     3. The foregoing amendment and restatement of the Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing amendment and restatement of the Restated Articles of Incorporation has been duly approved by the required vote of the Corporation's shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote on such amendment and restatement was 4,677,728. The number of shares voting in favor of the amendment and restatement of the Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of such total number of outstanding shares.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Dated: June 28, 2010                      /s/  JOHN H. ALEXANDER
                                          ----------------------------
                                          John H. Alexander, President

Dated: June 28, 2010                      /s/  LEE G. CHRISTIANSON
                                          ------------------------------
                                          Lee G. Christianson, Secretary